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                                                                    EXHIBIT 10.5

                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated July 20, 2005, between PALL CORPORATION, a New York corporation (the "Company"), and ERIC KRASNOFF ("Executive").

                  WHEREAS, the parties hereto are parties to an Amended and Restated Employment Agreement dated January 21, 2004, (the "Existing Agreement"), and

                  WHEREAS, the parties hereto wish to amend the Existing Agreement to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and to make certain other changes in the Existing Agreement,

                  NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, the parties hereto agree that the Existing Agreement is hereby amended and restated to read in its entirety as follows:

                  ss.1. Employment and Term.
                        -------------------

                  The Company hereby employs Executive, and Executive hereby agrees to serve, as an executive employee of the Company, with the duties set forth in ss.2, for a term (hereinafteR called the "Term of Employment") which began August 1, 2003 (the "Term Commencement Date") and ending, unless sooner terminated under ss.2 or ss.4, on the effective date specified in a notice OF termination given by either party to the other except that such effective date shall not be earlier than the second anniversary of the date on which such notice is given.

                  ss.2. Duties.
                        ------

                  (a) As used herein, the term "chief executive officer" means the person who has the title of chief executive officer of the Company and also has such authority and duties as are customarily possessed by and assigned to a chief executive officer. If at any time during the Term of Employment--







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                      (i) the Board of Directors shall fail to elect Executive
         to, or shall remove him from, the office which, in accordance with the by-laws as then in effect or any resolution or resolutions of the Board of Directors, carries with it the title, authority and duties of chief executive officer, or

                      (ii) the by-laws are amended in such a way that, or the Board of Directors takes any action the effect of which is that, Executive no longer has the title of and the authority and duties which are customarily possessed by and assigned to a chief executive officer, then in either such event Executive shall have the right at his option to terminate the Term of Employment by not less than 30 days' notice to the Secretary of the Company given at any time thereafter. During any period of time when Executive has the right to terminate under this paragraph but elects not to do so, he shall hold such office or offices in the Company, and perform such duties and assignments relating to the business of the Company, as the Board of Directors and/or the chief executive officer shall direct except that Executive shall not be required to hold any office or perform any duties or assignment inconsistent with his experience and qualifications or not customarily performed by a senior executive corporate officer. So long as Executive is performing or stands ready to perform duties and assignments in accordance with the preceding sentence, the Term of Employment shall continue until it thereafter terminates or is terminated pursuant to any applicable provision hereof (including but not limited to termination at Executive's option under this paragraph).

                  (b) During the Term of Employment, Executive shall, except during customary vacation periods and periods of illness, devote substantially all of his business time and attention to the performance of his duties hereunder and to the business and affairs of the Company and its subsidiaries and to promoting the best interests of the Company and its subsidiaries, and he shall not, either during or outside of such normal business hours, engage in any activity inimical to such best interests.

                  ss.3. Compensation and Benefits During Term of Employment.





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                  (a) Base Salary. With respect to the period beginning on the
         Term Commencement Date and ending on July 31, 2004, the Company shall pay to Executive a Base Salary (in addition to the compensation provided for elsewhere in this Agreement) at the rate of $760,000 per annum (hereinafter called the "Original Base Salary"). With respect to each Contract Year beginning with the Contract Year which starts August 1, 2004, the Company shall pay Executive a Base Salary at such rate as the Board of Directors may determine but not less than the Original Base Salary adjusted as follows: The term "Contract Year" as used herein means the period from August 1 of each year through July 31 of the following year. For each Contract Year during the Term of Employment beginning with the Contract Year which starts August 1, 2004, the minimum compensation payable to Executive under this ss.3(a) (hereinafter called the "Minimum Base Salary") shall be determined by increasing (or decreasing) the Original Base Salary by the percentage increase (or decrease) of the Consumer Price Index (as hereinafter defined) for the month of June immediately preceding the start of the Contract Year in question over (or below) the Consumer Price Index for June 2003. The term "Consumer Price Index" as used herein means the "Consumer Price Index for all Urban Consumers" compiled and published by the Bureau of Labor Statistics of the United States Department of Labor for "New York - Northern N. J. - Long Island, NY-NJ-CT-PA". To illustrate the operation of the foregoing provisions of this ss.3(a):
         Executive's Base Salary for the Contract Year August 1, 2004 through July 31, 2005 shall be not less than the Original Base Salary adjusted by the percentage increase (or decrease) of the Consumer Price Index for June 2004 over (or below) said Index for June 2003. Further adjustment in the Minimum Base Salary shall be made for each ensuing Contract Year, in each case (i) using the Consumer Price Index for June 2003 as the base except as provided in the immediately following paragraph hereof and (ii) applying the percentage increase (or decrease) in the Consumer Price Index since said base month to the Original Base Salary to determine the Minimum Base Salary. The Base Salary shall be paid in such periodic installments as the Company may determine but not less often than monthly.

                  If with respect to any Contract Year (including the Contract Year beginning August 1, 2004) the Board of Directors fixes the Base Salary at an amount higher than the Minimum Base Salary, then (unless a





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         resolution adopted simultaneously with the resolution fixing such higher Base Salary for such Contract Year provides otherwise), for the purpose of determining the Minimum Base Salary for subsequent Contract
         Years: (i) the amount of the higher Base Salary so fixed shall be deemed substituted for the Original Base Salary wherever the Original Base Salary is referred to in the immediately preceding paragraph hereof, and (ii) the base month for determining the Consumer Price Index adjustment shall be June of the calendar year in which the Contract Year to which such higher Base Salary is applicable begins (e.g., if the Board fixes a Base Salary for the Contract Year beginning August 1, 2004 which is higher than the Minimum Base Salary, then June 2004 would become the base month for the purposes of making the CPI adjustment to determine the Minimum Base Salary for subsequent Contract Years).

                  (b) Bonus Compensation. With respect to each Fiscal Year of the Company falling in whole or in part within the Term of Employment beginning with the Fiscal Year ending July 31, 2004, Executive shall be eligible to receive a Bonus (in addition to his Base Salary) in accordance with the terms of the Pall Corporation 2004 Executive Incentive Bonus Plan adopted by the Compensation Committee of the Board of Directors of the Company on October 16, 2003, approved by shareholders at the annual meeting of shareholders on November 19, 2003, and amended by the Board of Directors, acting by its Compensation Committee, on July 19, 2005, a copy of which is annexed hereto and incorporated herein by reference (the "Bonus Plan"). Words and terms used herein with initial capital letters and not defined herein are used herein as defined in the Bonus Plan. For purposes of determining the amount of the Bonus payable to Executive for any Fiscal Year under the Bonus Plan (the "Plan Bonus"), Executive's Target Bonus Percentage shall be 150% of his Base Salary for such Fiscal Year.

                  (c) Fringe Benefits and Perquisites. During the Term of Employment, Executive shall enjoy the customary perquisites of office, including but not limited to office space and furnishings, secretarial services, expense reimbursements, and any similar emoluments customarily afforded to senior executive officers of the Company. Executive shall also be entitled to receive or participate in all "fringe benefits" and employee benefit plans provided or made available by the Company to its executives or management personnel generally, such as, but not limited to, group hospitalization, medical, life and disability insurance, and pension, retirement, profit-sharing and stock option or purchase plans.





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                  (d) Vacation. Executive shall be entitled each year to a
         vacation or vacations in accordance with the policies of the Company as determined by the Board or by an authorized senior officer of the Company from time to time. The Company shall not pay Executive any additional compensation for any vacation time not used by Executive.

                  (e) Relocation Expenses. If at any time during the Term of Employment Executive changes the location of his principal office, either at the request of the Company or because it is in the best interests of the Company for him to do so, to a location more than one hour's commuting time from the present principal office of the Company in East Hills, Long Island, New York, the Company shall reimburse Executive for all costs and expenses reasonably related to or arising from such relocation, including but not limited to the cost of suitable housing at the new location, the cost of continuing to maintain his residence at the old location if he so elects, moving expenses, and the amounts necessary to equalize Executive's taxes and cost of living between the old and new locations so that Executive will not have suffered any financial disadvantage from having relocated.

                  ss.4. Termination by Reason of Disability, Death, Retirement or Change in Control.

                  (a) Disability or Death. If, during the Term of Employment, Executive, by reason of physical or mental disability, has been incapable of performing his principal duties hereunder for an aggregate of 130 working days out of any period of 12 consecutive months, the Company at its option may terminate the Term of Employment effective immediately by notice to Executive given within 90 days after the end of such 12-month period. If Executive shall die during the Term of Employment or if the Company terminates the Term of Employment pursuant to the immediately preceding sentence by reason of Executive's disability, the Company shall pay to Executive, or to Executive's legal representatives, or in accordance with a direction given by Executive to the Company in writing, (i) Executive's Base Salary to the end of the month in which such death or termination for disability occurs and
         (ii) any Plan Bonus or pro rata portion thereof that Executive is entitled to receive in accordance with the terms of the Bonus Plan.





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                  (b) Retirement.

                      (i) The Term of Employment shall end automatically,
                  without action by either party, on Executive's 65th birthday unless prior to such birthday Executive and the Company have agreed in writing that the Term of Employment shall continue past such 65th birthday. In the latter event, unless the parties have agreed otherwise, the Term of Employment shall be automatically renewed and extended each year, as of Executive's birthday, for an additional one-year term, unless either party has given a Non-Renewal Notice. A Non-Renewal Notice shall be effective as of Executive's ensuing birthday only if given not less than 60 days before such birthday and shall state that the party giving such notice elects that this Agreement shall not automatically renew itself further, with the result that the Term of Employment shall end on Executive's ensuing birthday.

                      (ii) If the Term of Employment ends pursuant to this
                  ss.4(b) by reason of a notice given by either party as herein permitted or automatically at age 65 or any subsequent birthday, the Company shall pay to Executive, or to another payee specified by Executive to the Company in writing, (i) Executive's Base Salary prorated to the date on which the Term of Employment ends and (ii) any Plan Bonus or pro rata portion thereof that Executive is entitled to receive in accordance with the terms of the Bonus Plan.

                      (iii) Anything hereinabove to the contrary
                  notwithstanding, if any provision of this ss.4(b) violates federal or applicable state law relating to discrimination on account of age, such provision shall be deemed modified or suspended to the extent necessary to eliminate such violation of law. If at a later date, by reason of changed circumstances or otherwise, the enforcement of such provision as set forth herein would no longer constitute a violation of law, then it shall be enforced in accordance with its terms as set forth herein.





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                  (c) Change in Control. In event of a Change in Control (as defined in the Bonus Plan), Executive shall have the right to terminate the Term of Employment, by notice to the Company given at any time after such Change in Control, effective on the date specified in such notice, which date shall not be more than (but can be less than) one year after the giving of such notice.

                  ss.5. Severance.

                  In the event that the Term of Employment is terminated by the Company under ss.1 hereof or by Executive under ss.2 or ss.4(c) hereof, Executive shall be entitled to receive from the Company, as severance pay, a single lump sum cash payment in an amount equal to the present value, determined as of the date on which the Term of Employment ends by reason of such termination, of (i) the Base Salary that would have been paid to Executive during or with respect to the 24-month period following the end of the Term of Employment if Base Salary had continued to be payable to Executive during or with respect to such period at the same annual rate at which Executive's Base Salary was payable immediately prior to the end of the Term of Employment (the "Base Salary Severance Component") and (ii) an amount equal to 150% of the Base Salary Severance Component (representing the maximum Bonus payable to Executive under the Bonus Plan). In determining such present value, it shall be assumed (i) that the Base Salary Severance Component is payable in equal periodic installments, at the same times that Executive's Base Salary would have been payable if the Term of Employment had not ended and (ii) that the 150%-of-Base-Salary bonus component of the severance pay, provided for in clause "(ii)" of the preceding sentence, is payable in two equal installments, at the end of the 12th month and the 24th month of such 24-month period. In determining such present value, the discount rate to be used shall be equal to the yield to maturity on the issue of two-year U.S. Treasury Notes most recently offered by the U.S. Treasury Department for sale to the public prior to the date on which the Term of Employment ends. The severance payment provided for herein shall be made within 20 days after the end of the Term of Employment.





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                  ss.6. Annual Contract Pension and Medical Coverage After Term
         of Employment.

                  (a) For a period of 120 consecutive months beginning with the month following the end of the Term of Employment, the Company shall pay

                      (i) to Executive during his lifetime, and

                      (ii) if Executive is not living at the time any such payment is due, then to such payee or payees (including a trust or trusts) as Executive may at any time (whether during or after the Term of Employment) designate by written notice to the Company or in his last will and testament or, if no such designation is made, then to the legal representatives of Executive's estate (any such designated payee or estate being hereinafter called "Executive's Successor")

         an "Annual Contract Pension" computed as follows: The term "Final Pay" as used herein means one-third of the aggregate of Executive's total cash compensation (i.e., Base Salary plus incentive compensation and any other bonus payments) for those three full fiscal years out of the last five full fiscal years of the Term of Employment with respect to which three fiscal years Executive received the highest total cash compensation. The Annual Contract Pension payable to Executive for each "Retirement Year" (as hereinafter defined) shall be an amount determined by (I) adjusting Executive's Final Pay for changes in the Consumer Price Index in the manner set forth in ss.3(a) except that for purposes of the adjustment under this ss.6, the base month, instead of being June 2003, shall be the month preceding the month in which payment of the Annual Contract Pension commences and the comparison month shall be the same month in each succeeding year and (II) multiplying the Final Pay as so adjusted by 60% and subtracting therefrom the amount which, as of the last day of the Term of Employment (i.e., the effective date of termination of the Term of






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         Employment under any of the provisions of ss.ss. 1, 2 or 4 hereof), is the maximum annual benefit payable, in accordance with ss.415(b)(1)(A) of the Internal Revenue Code (or successor section), as adjusted by the Secretary of the Treasury to such last day under ss. 415(d) of the Code (or successor section), under a pension plan which qualifies under ss. 401(a) of the Code (or successor section). Such maximum annual benefit is hereinafter called the "Maximum Qualified Plan Pension". Each 12-month period beginning on the first day of the month in which the Annual Contract Pension first becomes payable hereunder and on the first day of the same month during each of the succeeding years in which the Annual Contract Pension is payable hereunder is herein called a "Retirement Year." There shall be no adjustment of the Final Pay based on the Consumer Price Index for the purpose of determining the Annual Contract Pension for the first Retirement Year so that during such first Retirement Year the Annual Contract Pension shall be 60% of Final Pay minus the Maximum Qualified Plan Pension; there shall be such adjustment of Final Pay for the purpose of determining the Annual Contract Pension for the second and each succeeding Retirement Year.

                  (b) The Company hereby represents to and agrees with Executive, in order to induce Executive to enter into this Employment Agreement, as follows: For purposes of the Company's Supplementary Pension Plan, the amount of the offset pursuant to ss. 3.1(b)(i) thereof shall be the amount of the pension in fact payable to Executive under the Pall Corporation Cash Balance Pension Plan, after giving effect to any distribution theretofore made under said Plan pursuant to a qualified domestic relations order. The immediately preceding sentence shall not, however, be deemed to modify the penultimate sentence of said ss. 3.1, which reads and provides as follows:

                  "For purposes of this Section, the amount of the pension payable to the Member under any Other Retirement Program shall be deemed to be the amount payable thereunder to the Member in the form of a single life annuity for the Member's life, whether or not the Member receives payment of such pension in such form; provided, however, that the amount of such pension shall be taken into account under (b)(i) above only on and after the date on which payment of the Member's pension under such Other Retirement Program commences or is paid."





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                  (c) The Annual Contract Pension shall be paid in equal monthly installments on the last business day of each month during the period with respect to which the Annual Contract Pension is payable.

                  (d) So long as Executive is living it shall be a condition of the payment of the Annual Contract Pension that, to the extent permitted by Executive's health, he shall be available for advisory services requested by the Board of Directors of the Company, the Executive Committee of said Board or the chief executive officer of the Company, provided that such advisory services shall not require more than 15 hours in any month. The Company shall reimburse Executive for all travel and other expenses which he incurs in connection with such advisory services.

                  (e) At the option of the Board of Directors of the Company, payment of the Annual Contract Pension shall cease and the right of Executive and Executive's Successor to all future such payments shall be forfeited if Executive shall, without the written consent of the chief executive officer of the Company, render services to any corporation or other entity engaged in any activity, or himself engage in any activity, which is competitive to any material extent with the business in which the Company or any of its subsidiaries shall be engaged at the end of the Term of Employment and in which the Company or any such subsidiary shall still be engaged at the date such services or activity is rendered or engaged in by Executive, provided, however, that if the Company terminates under ss.1 following a Change in Control (as defined in the Bonus Plan), the provisions of this ss.6(e) shall be deemed deleted from this Agreement and shall have no force or effect.

                  (f) Beginning at the end of the Term of Employment, the Company at its sole expense shall provide, in accordance with the provisions set forth below, medical coverage for Executive and his Dependents (as hereinafter defined) during his lifetime and following Executive's death, for Executive's surviving Dependents during their respective lifetimes. As used herein, the term "Dependents" shall mean Executive's spouse and each child or stepchild of Executive.





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                      (i) Subject to (ii) and (iii) below, the medical coverage
                  to be provided hereunder shall consist of the same coverages and benefits as provided under the terms of the hospitalization, medical and dental plans maintained by the Company for its U.S. employees who are not covered by a collective bargaining agreement (the "Company's Medical Plans"), as in effect immediately prior to the end of the Term of Employment.

                      (ii) If prior to the end of the Term of Employment any of
                  the Company's Medical Plans is amended following the occurrence of a Change in Control (as defined in the Bonus
                  Plan) to eliminate any coverage or benefit previously provided under such Plan, or to make any coverage or benefit so provided available on terms less favorable to Executive than those in effect prior to such amendment, such coverage or benefit, as provided under the terms of the Plan in effect immediately prior to such amendment, shall be included in the medical coverage to be provided under this Section 6 (f).

                      (iii) If at any time after the end of the Term of
                  Employment any of the Company's Medical Plans is amended to add any coverage or benefit that was not provided under such Plan immediately prior to the end of the Term of Employment, or to provide any coverage or benefit on terms more favorable than those applicable to Executive, or to any of his surviving Dependents, under the Plan as in effect immediately prior to the end of the Term of Employment, the coverage or benefit so added or so modified shall be included in the medical coverage to be provided under this Section 6 (f), commencing as of the effective date of such amendment. As soon as practicable after any amendment is made to any of the Company's Medical Plans after the end of the Term of Employment, the Company shall furnish to Executive (or, in the case of any such amendment that is made after the Executive's death, to each of his surviving Dependents), a revised Summary Plan Description for such Plan and copies of any other written notices that the Company furnishes to its employees explaining the changes made to the Plan pursuant to such amendment.






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                      (iv) The coverages and benefits to be provided hereunder
                  shall be provided upon the same terms and conditions (including required deductibles, co-payments and annual and lifetime maximum benefits) as would have applied to Executive, or to his surviving Dependents, if such coverages and benefits had been provided under the Company's Medical Plans as in effect on the date or dates applicable hereunder, other than any provision therein requiring an employee or his spouse or other dependents to make payments to the Company, by payroll deduction or otherwise, towards the cost of their coverage under such Plan.

                      (v) At the Company's option, the coverages and benefits to be provided hereunder may be provided through insurance, or by the Company directly paying, or reimbursing Executive or any of his Dependents for his or her payment of, expenses covered under this Section 6 (f).

                      (vi) The Company's obligation to provide any coverage or
                  benefit otherwise required under this Section 6(f) shall be reduced to the extent that such coverage or benefit has been or will be provided under (A) any policy of insurance maintained by Executive or any of his Dependents, (B) any plan, program or insurance policy maintained by a subsequent employer of Executive or by an employer of any of Executive's Dependents, or (C) the provisions of any federal or state law. However, neither Executive nor any of his Dependents shall be required to obtain any hospitalization, medical or dental coverage from any source referred to in clause (A), (B) or (C) of the preceding sentence as a condition for eligibility for the medical coverage to be provided under this Section 6(f).






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                      (vii) Notwithstanding any other provision herein, medical
                  coverage provided pursuant to this Section 6 (f) for any Dependent who is a child of Executive shall cease (A) as of the end of the calendar year in which such child attains age 18, or (B), if such child is a "student", as defined in section 151(c)(4) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) during the calendar year referred to in clause (A), as of the end of the earlier of (x) the calendar year in which such child attains age 23, or (y) the calendar year in which such child ceases to be a "student", as so defined.

                  ss.7. Code Sections 409A and 4999.

                  (a) Delay in Payment. Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of the Term of Employment shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code (the "Delayed Payment Date"), there shall be paid to Executive (or if Executive has died, to "Executive's Successor") (as the quoted term is defined in Section 6 (a) hereof), in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the Delayed Payment Date. For purposes of the foregoing, the "Delayed Payment Interest Rate" shall mean the national average annual rate of interest payable on jumbo six month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of the New York Times preceding the date on which the Term of Employment ends.






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                  (b) Section 4999 Excise Tax. If any payments to Executive, whether under this Agreement or otherwise, would be subject to excise tax under section 4999 of the Code, then payments hereunder shall be reduced or deferred to the extent required (and only to the extent required) to avoid the application of section 4999; provided, however, that no such reduction or deferral shall be made unless as a result thereof Executive's after-tax economic position (taking into account not only payments under this Agreement and the taxes thereon, but also the taxes that would otherwise be imposed on any payments to which Executive is otherwise entitled) would be improved. In making the determination whether Executive's after-tax economic position would be so improved, the judgment of a certified public accountant or attorney chosen by Executive shall be final. In the event of a reduction or deferral of payments pursuant to this paragraph, Executive shall be entitled to specify which payments shall be reduced or deferred.

                  ss.8. Acceleration of Stock Options.

                  On the date which is 30 days before the date on which the Term of Employment will end by reason of a notice of termination given by either party hereto under any of the provisions hereof, all employee stock options held by Executive shall become exercisable in full (i.e., to the extent that any such option or portion thereof is not yet exercisable, the right to exercise the same in full shall be accelerated) and such option shall thereafter be fully vested and exercisable in full (to the extent not theretofore exercised) until it expires by its terms.

                  ss.9. Covenant Not to Compete.

                  For a period of 18 months after the end of the Term of Employment if the Term of Employment is terminated by notice to the Company given by Executive under ss.1, ss.2 or ss.4 hereof, or for a period of 12 months after the end of the Term of Employment if the Term of Employment is terminated by notice to Executive given by the Company under ss.1 or ss.4 hereof or terminates under ss.4 by reason of Executive's attaining the age of 65, Executive shall not render services to any corporation or other entity engaged in any activity, or himself engage directly or indirectly in any activity, which is competitive to any material extent with the business of the Company or any of its subsidiaries, provided, however, that if the Company terminates under ss.1 following a Change in Control (as defined in the Bonus Plan), the foregoing covenant not to compete shall not apply.

                  ss.10. Company's Right to Injunctive Relief.






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                  Executive acknowledges that his services to the Company are of a unique character, which gives them a peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by Executive.

                  ss.11. Inventions and Patents.

                  All inventions, ideas, concepts, processes, discoveries, improvements and trademarks (hereinafter collectively referred to as intangible rights), whether patentable or registrable or not, which are conceived, made, invented or suggested either by Executive alone or by Executive in collaboration with others during the Term of Employment, and whether or not during regular working hours, shall be disclosed to the Company and shall be the sole and exclusive property of the Company. If the Company deems that any of such intangible rights are patentable or otherwise registrable under any federal, state or foreign law, Executive, at the expense of the Company, shall execute all documents and do all things necessary or proper to obtain patents and/or registrations and to vest the Company with full title thereto.

                  ss.12. Trade Secrets and Confidential Information.

                  Executive shall not, either directly or indirectly, except as required in the course of his employment by the Company, disclose or use at any time, whether during or subsequent to the Term of Employment, any information of a proprietary nature owned by the Company, including but not limited to records, data, formulae, documents, specifications, inventions, processes, methods and intangible rights which are acquired by him in the performance of his duties for the Company and which are of a confidential information or trade-secret nature. All records, files, drawings, documents, equipment and the like, relating to the Company's business, which Executive shall prepare, use, construct or observe, shall be and remain the Company's sole property. Upon the termination of his employment or at any time prior thereto upon request by the Company, Executive shall return to the possession of the Company any materials or copies thereof involving any confidential information or trade secrets and shall not take any material or copies thereof from the possession of the Company.

                  ss.13. Mergers and Consolidations; Assignability.

                  In the event that the Company, or any entity resulting from any merger or consolidation referred to in this ss.13 or which shall be a purchaser or transferee so referred to, shall at any time be merged or consolidated into or with any other entity or entities, or in the event that substantially all of the assets of the Company or any such entity shall be sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in or the entity resulting from such merger or consolidation or the entity to which such assets shall be sold or transferred. Except as provided in the immediately preceding sentence of this ss.13, this Agreement shall not be assignable by the Company or by any entity referred to in such immediately preceding sentence. This Agreement shall not be assignable by Executive, but in the event of his death it shall be binding upon and inure to the benefit of his legal representatives to the extent required to effectuate the terms hereof.

                  ss.14. Captions.

                  The captions in this Agreement are not part of the provisions hereof, are merely for the purpose of reference and shall have no force or effect for any purpose whatsoever, including the construction of the provisions of this Agreement, and if any caption is inconsistent with any provisions of this Agreement, said provisions shall govern.

                  ss.15. Choice of Law.

                  This Agreement is made in, and shall be governed by and construed in accordance with the laws of, the State of New York.

                  ss.16. Entire Contract.

                  This Agreement contains the entire agreement of the parties on the subject matter hereof except that the rights of the Company hereunder shall be deemed to be in addition to and not in substitution for its rights under the Company's standard printed form of "Employee's Secrecy and Invention Agreement" or "Employee Agreement" if heretofore or hereafter entered into between the parties hereto so that the making of this Agreement shall not be construed as depriving the Company of any of its rights or remedies under any such Secrecy and Invention Agreement or Employee Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                  ss.17. Notices.

                  All notices given hereunder shall be in writing and shall be sent by registered or certified mail or overnight delivery service such as Federal Express or delivered by hand, and, if intended for the Company, shall be addressed to it (if sent by mail or overnight delivery service) or delivered to it (if delivered by hand) at its principal office for the attention of the Secretary of the Company, or at such other address and for the attention of such other person of which the Company shall have given notice to Executive in the manner herein provided, and, if intended for Executive, shall be delivered to him personally or shall be addressed to him (if sent by mail or overnight delivery service) at his most recent residence address shown in the Company's employment records or at such other address or to such designee of which Executive shall have given notice to the Company in the manner herein provided. Each such notice shall be deemed to be given on the date on which it is mailed or received by the overnight delivery service or, if delivered personally, on the date so delivered.

                  IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the day and year first above written.

                                            PALL CORPORATION





                                            By: ________________________________
                                                 Marcus Wilson,
                                                 President


                                            EXECUTIVE



                                            ____________________________________
                                                     Eric Krasnoff

            [ATTACHMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                           DATED JULY 20, 2005 BETWEEN
                       PALL CORPORATION AND ERIC KRASNOFF]





                                PALL CORPORATION





                       2004 EXECUTIVE INCENTIVE BONUS PLAN


                                      _____








1.       PURPOSE

         This document sets forth the Pall Corporation 2004 Executive Incentive Bonus Plan as adopted by the Compensation Committee of the Board of Directors on October 16, 2003 effective for the fiscal year beginning August 3, 2003 and subsequent fiscal years, approved by shareholders at the Annual Meeting on November 19, 2003 and amended by the Board of Directors, acting by its Compensation Committee, on July 19, 2005.

         The purpose of the Plan is to encourage greater focus on performance among the key executives of the Corporation by relating a significant portion of their total compensation to the achievement of annual financial objectives.

2.       CERTAIN DEFINITIONS

         As used herein with initial capital letters, the following terms shall have the following meanings:

         "AVERAGE EQUITY" shall mean, for any Fiscal Year, the average of stockholders' equity as shown on the fiscal year-end consolidated balance sheet of the Corporation and its subsidiaries as of the end of such Fiscal Year and as of the end of the immediately preceding Fiscal Year except that the amounts shown on said balance sheets as "Accumulated other comprehensive" income or loss, as the case may be, shall be disregarded.

         "BASE SALARY" shall mean, with respect to any Executive and for any Fiscal Year, the annual rate of base salary in effect for the Executive as of the first day of such year or, if later, as of the first day of the Executive's Term of Employment, as determined under the Executive's Employment Agreement.

         "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation.

         "BONUS" shall mean the bonus payable to an Executive under this Plan for any Fiscal Year.

         "CEO" shall mean the Chief Executive Officer of the Corporation.

         "CHANGE IN CONTROL" means the occurrence of any of the following:

         (a) the "Distribution Date" as defined in Section 3 of the Rights Agreement dated as of November 17, 1989 between the Corporation and United States Trust Company of New York as Rights Agent, as amended by Amendment No. 1 thereto dated April 20, 1999, and as the same may have been further amended or extended to the time in question or in any successor agreement (the "Rights Agreement"); or

         (b) any event described in Section 11(a)(ii)(B) of the Rights Agreement; or

         (c)      any event described in Section 13 of the Rights Agreement; or

         (d) the date on which the number of duly elected and qualified directors of the Corporation who were not either elected by the Board of Directors or nominated by the Board of Directors or its Nominating Committee for election by the shareholders shall equal or exceed one-third of the total number of directors of the Corporation as fixed by its by-laws;

provided, however, that no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in Section 6 shall exist, to the extent that the Board of Directors so determines by resolution adopted prior to the Change in Control.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMMITTEE" shall mean the Compensation Committee of the Board of Directors.

         "CORPORATION" shall mean Pall Corporation.

         "COVERED EXECUTIVE" shall mean, with respect to any Fiscal Year, each individual who is a "Covered Employee" of the Corporation for such year for the purpose of section 162(m) of the Code.

         "EMPLOYMENT AGREEMENT" shall mean, with respect to any executive employee of the Corporation, an employment agreement between the Corporation and such employee which provides that the employee shall be eligible to receive annual bonuses under this Plan.

         "EXECUTIVE" shall mean an executive employee of the Corporation with whom the Corporation has entered into an Employment Agreement.

         "FISCAL YEAR" shall mean the fiscal year of the Corporation ending on July 31, 2004, and each subsequent fiscal year of the Corporation.

         "MAXIMUM R.O.E. TARGET" shall mean, for any Fiscal Year, the Return on Equity that must be achieved or exceeded in order for the Performance Percentage for the year to equal 100%, as determined by the Committee prior to the first day of such year or within such period of time thereafter as may be permitted under the regulations issued under ss.162(m) of the Code.

         "MINIMUM R.O.E. TARGET" shall mean, for any Fiscal Year, the Return on Equity that must be exceeded in order for any Bonus to be paid to any Executive for the year, as determined by the Committee prior to the first day of such year or within such period of time thereafter as may be permitted under the regulations issued under ss.162(m) of the Code.

         "NET EARNINGS" shall mean, for any Fiscal Year, the after-tax consolidated net earnings of the Corporation and its subsidiaries as certified by the Corporation's independent accountants for inclusion in the annual report to shareholders ("Annual Report"), adjusted so as to eliminate the effects of any decreases in or charges to earnings for (a) the effect of foreign currency exchange rates, (b) any acquisitions, divestitures, discontinuance of business operations, restructuring or any other special charges, (c) the cumulative effect of any accounting changes, and (d) any "extraordinary items" as determined under generally accepted accounting principles, to the extent such decreases or charges referred to in clauses (a) through (d) are separately disclosed in the Corporation's Annual Report for the year.

         "PLAN" shall mean the Pall Corporation Executive Incentive Bonus Plan, as set forth herein and as amended from time to time.

         "RETURN ON EQUITY" shall mean, for any Fiscal Year, the percentage determined by dividing the Net Earnings for the year by the Average Equity for the year.

         "TARGET BONUS PERCENTAGE" shall mean, with respect to any Executive, the target bonus percentage specified for such Executive in his or her Employment Agreement.


3.       DETERMINATION OF BONUS AMOUNTS

         For each Fiscal Year falling in whole or in part within an Executive's Term of Employment, as defined in his or her Employment Agreement, the Executive shall be entitled to receive a Bonus in an amount determined in accordance with the provisions of this Section 3, subject, however, to the provisions of Section 4.

         (a) (a) The amount of the Bonus payable to an Executive for each such Fiscal Year shall be equal to (i) the Target Bonus Percentage of the Executive's Base Salary for such year, multiplied by (ii) the Performance Percentage for such year, as determined under (b) below.

         (b) The Performance Percentage for any Fiscal Year shall be determined in accordance with the following provisions:

             (i) If the Return on Equity equals or exceeds the Maximum R.O.E. Target for the year, the Performance Percentage for the year shall be 100%.

             (ii) If the Return on Equity equals or is less than the Minimum R.O.E. Target for the year, the Performance Percentage for the year shall be zero, and no Bonus shall be payable under the Plan for such year to any Executive.

             (iii) Except as other provided in (iv) below, if the Return on Equity is less than the Maximum R.O.E. Target for the year but exceeds the Minimum R.O.E. Target for the year, the Performance Percentage for the year shall be equal to the quotient resulting from dividing (A) the excess of the Return on Equity for the year over the Minimum R.O.E. Target for the year, by (B) the excess of the Maximum R.O.E. Target for the year over the Minimum R.O.E. Target for the year.

             (iv) At the time it establishes the Minimum and Maximum R.O.E. Targets for any Fiscal Year beginning on or after August 3, 2003, the Committee may also (A) establish one or more R.O.E. targets (each, an "Intermediate R.O.E. Target") for such year that are greater than the Minimum R.O.E. Target but less than the Maximum R.O.E. Target for such year, and (B) determine the Performance Percentage that will apply if the Return on Equity exceeds the Minimum R.O.E. Target, or equals any of the Intermediate R.O.E. Targets established for such year. If one or more Intermediate R.O.E. Targets are established for any such Fiscal Year and the Return on Equity for such year exceeds the Minimum R.O.E Target or any Intermediate R.O.E Target established for the year (the "Achieved Target") but is less than the next highest Intermediate R.O.E Target established for the year (the "Next Highest Target"), the Performance Percentage for such year shall be equal to the Performance Percentage that would apply if the Return on Equity were equal to the Achieved Target, plus the percentage resulting from multiplying (1) the excess of the Performance Percentage that would apply if the Return on Equity were equal to the Next Highest Target, over the Performance Percentage that would apply if the Return on Equity were equal to the Achieved Target, by (2) the percentage resulting from dividing (x) the excess of the Return on Equity over the Achieved Target, by (y) the excess of the Next Highest Target over the Achieved Target. If the Return on Equity for the year exceeds the highest Intermediate R.O.E. Target for the year but is less than the Maximum R.O.E. Target for the year, the Performance Percentage for the year shall be determined in the manner described in the preceding sentence but for this purpose, the Maximum R.O.E. Target for the year shall be treated as the Next Highest Target for the year.

         (c) If an Executive's Term of Employment commences after the start of a Fiscal Year, or ends prior to the close of a Fiscal Year, the amount of the Bonus payable to the Executive for the Fiscal Year in which the Executive's Term of Employment commences, or for the Fiscal Year in which the Executive's Term of Employment ends, as determined in accordance with the other applicable provisions of the Plan, shall be prorated on the basis of the number of days of such Fiscal Year that fall within the Executive's Term of Employment; provided, however, that (i) if an Executive's Term of Employment ends within 5 days prior to the close of a Fiscal Year, there shall be no proration and the Executive shall be entitled to receive the entire amount of the Bonus payable to the Executive for such year, as determined in accordance with such other provisions, and (ii) if the Executive's Term of Employment ends within 5 days following the start of a Fiscal Year, the Executive shall not be entitled to receive any Bonus with respect to such Fiscal Year.

4.       ADJUSTMENT OF AND LIMITATION ON BONUS AMOUNTS

         The amount of the Bonus otherwise payable to an Executive for any Fiscal Year in accordance with Section 3 shall be subject to the following adjustments and limitation:

         (a) The Committee may, in its discretion, reduce the amount of the Bonus otherwise payable to any Executive in accordance with Section 3, (i) to reflect any decreases in or charges to earnings that were not taken into account in determining Net Earnings for the year pursuant to clause (a), (b), (c) or (d) contained in the definition of such term in Section 2, (ii) to reflect any credits to earnings for extraordinary items of income or gain that were taken into account in determining Net Earnings for the year, (iii) to reflect the Committee's evaluation of the Executive's individual performance, or (iv) to reflect any other events, circumstances or factors which the Committee believes to be appropriate in determining the amount of the Bonus to be paid to the Executive for the year.

         (b) The Committee may, in its discretion, increase the amount of the Bonus otherwise payable to any Executive who is not a Covered Executive, as determined under Section 3, to reflect the Committee's evaluation of the Executive's individual performance, or to reflect such other circumstances or factors as the Committee believes to be appropriate in determining the amount of the Bonus to be paid to the Executive for the year. The Committee shall not have any discretion to increase the amount of the Bonus payable to any Covered Executive for the year, as determined under Section 3.

         (c) Notwithstanding any other provision herein to the contrary, the amount of the Bonus otherwise payable to any Executive for any Fiscal Year beginning on or after August 3, 2003, shall not exceed the lesser of (i) $2.0 million and (ii) 150% of the Executive's Base Salary for such Fiscal Year.


5.       PAYMENT OF BONUSES


         The Bonus payable to an Executive for any Fiscal Year shall be paid in accordance with the following provisions:


         (a) Except as otherwise provided in (b) or (c) below,

             (i) if the Executive is not a Covered Executive for such year, not less than 50% of the estimated amount of the Executive's Bonus shall be paid to the Executive on such date in September next following the close of such year as the Committee in its discretion shall determine (the first "Bonus Payment Date"), and any remaining amount of the Executive's Bonus shall be paid to the Executive by no later than January 15 next following the close of such year;

             (ii) if the Executive is a Covered Executive for such year, not less than 50% of the amount of the Executive's Bonus shall be paid to the Executive as soon as practicable after the Committee has certified in writing that all conditions for the payment of such Bonus to the Executive for such year have been satisfied, and any remaining amount of the Executive's Bonus shall be paid to the Executive by no later than January 15 next following the close of such year;

             (iii) each amount payable to an Executive under (i) and (ii) above, reduced by the amount of all federal, state and local taxes required by law to be withheld therefrom, shall be paid to the Executive in the form of a single lump sum cash payment.

         (b) To the extent that an Executive has elected under the applicable provisions of the Pall Corporation Management Stock Purchase Plan (the "MSPP") to have any part of the Bonus payable to the Executive for any Fiscal Year paid in the form of Restricted Units to be credited to the Executive's account under the MSPP, no cash payments shall be made to the Executive pursuant to (a) above with respect to the part of the Executive Bonus that is subject to such election, and the obligation of the Corporation under this Plan with respect to payment of such part of the Executive's Bonus shall be fully discharged upon the crediting of Restricted Units to the Executive's account under the MSPP in accordance with the applicable provisions of such Plan.

         (c) To the extent that an Executive has elected under the applicable provisions of the Pall Corporation Profit-Sharing Plan (the "Profit-Sharing Plan") to have any part of the Bonus payable to the Executive for any Fiscal Year reduced, and to have an amount equal to such part of the Executive's Bonus contributed to the Profit-Sharing Plan as a 401(k) Contribution on the Executive's behalf, an amount equal to such part of the Executive's Bonus shall be contributed to the Profit-Sharing Plan on behalf of the Executive, and thereupon, the obligation of the Corporation under this Plan with respect to payment of such part of the Executive's Bonus shall be fully discharged. However, no such contribution shall be made to the extent it would cause any limitation applicable under the 401(k) Plan to be exceeded.

6.       CHANGE IN CONTROL

         Notwithstanding any other provision in the Plan to the contrary (but subject to the "provided, however" clause contained in the definition of "Change in Control" in Section 2), upon the occurrence of a Change in Control, the following provisions shall apply:


         (a) The amount of the Bonus payable to any Executive for the Fiscal Year in which a Change in Control occurs shall be at least equal to the Target Bonus Percentage of the Executive's Base Salary for such year or, in the case of any Executive whose Term of Employment commences after the start of such year or ends prior to the close of such year, a pro rata portion thereof determined on the basis of the number of days of such Fiscal Year that fall within the Executive's Term of Employment.

         (b) Each Executive whose Term of Employment has not ended prior to the occurrence of a Change in Control shall be entitled to receive a Bonus for each Contract Year (as defined in the Executive's Employment Agreement) that falls in whole or in part within the Executive's Term of Employment and that ends after the Fiscal Year in which the Change in Control occurs. The amount of the Bonus payable to the Executive for each such Contract Year shall be at least equal to the Target Bonus Percentage of the Executive's Base Salary for such Contract Year or, in the case of any Executive whose Term of Employment ends after the start of such Contract Year but prior to the close of such year, a pro rata portion thereof determined on the basis of the number of days of such Contract Year that fall within the Executive's Term of Employment.

         (c) The entire amount of the Bonus payable to an Executive for any Fiscal Year or Contract Year pursuant to (a) or (b) above, reduced by the amount of all federal, state and local taxes required to be withheld therefrom, shall be paid to the Executive in a single cash lump sum as soon as practicable after the close of such Fiscal Year or Contract Year, but in no event later than 2 1/2 months after the close of such Fiscal Year or Contract Year.

7.       RIGHTS OF EXECUTIVES

         An Executive's rights and interests under the Plan shall be subject to the following provisions:

         (a) An Executive's rights to payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive.

         (b) Neither the Plan nor any action taken hereunder shall be construed as giving any Executive any right to be retained in the employment of the Corporation or any of its subsidiaries.

8.       ADMINISTRATION

         The Plan shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum. The Committee may act at a meeting, including a telephone meeting, by action of a majority of the members present, or without a meeting by unanimous written consent. In addition to the responsibilities and powers assigned to the Committee elsewhere in the Plan, the Committee shall have the authority, in its discretion, to establish from time to time guidelines or regulations for the administration of the Plan, interpret the Plan, and make all determinations considered necessary or advisable for the administration of the Plan.

         The Committee may delegate any ministerial or nondiscretionary function pertaining to the administration of the Plan to any one or more officers of the Corporation.

         All decisions, actions or interpretations of the Committee under the Plan shall be final, conclusive and binding upon all parties. Notwithstanding the foregoing, any determination made by the Committee after the occurrence of a Change in Control that denies in whole or in part any claim made by any individual for benefits under the Plan shall be subject to judicial review, under a "de novo", rather than a deferential standard.

9.       AMENDMENT OR TERMINATION

         The Board of Directors may, (acting by the Committee if the by-laws of the Corporation so provide), with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that (a) no amendment, suspension or termination of the Plan shall adversely affect the rights of any Executive with respect to any Bonus that has become payable to the Executive under the Plan, without his or her written consent, and (b) following a Change in Control, no amendment to Section 6, and no termination of the Plan, shall be effective if such amendment or termination adversely affects the rights of any Executive under the Plan.

10.      SUCCESSOR CORPORATION

         The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation. The Corporation agrees that it will make appropriate provision for the preservation of Executives' rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

11.      GOVERNING LAW

         The Plan shall be governed by and construed in accordance with the laws of the State of New York.

12.      EFFECTIVE DATE

         The Plan was adopted by the Committee, on October 16, 2003 effective for the Fiscal Year beginning August 3, 2003, subject, however, to approval by the shareholders of the Corporation at the 2003 annual meeting of the shareholders, including any adjournment thereof.